PowerCompute Announces July 2026 Production and Operational Update

Bitcoin treasury as of July 31, 2026 was 315.1 BTC valued at $20.2 million

Captured $91,000 in curtailment and energy sales revenue during the month

TAMPA, FL, August 20, 2026 — PowerCompute, Inc. (NASDAQ: PWCM) (“PowerCompute” or the “Company”), a Bitcoin treasury and mining company expanding into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended July 31, 2026.

Metric	July 2025	June 2026	July 2026
- Bitcoin[1]
- Mined, net	5.9	8.7	7.9
- Sold	11.0	13.1	11.1
- Purchased	-	-	-
- Service Fee	-	-	-
- Bitcoin HODL	150.4	318.3	315.1[2]

"July production of 7.9 Bitcoin reflected seasonal heat-related curtailment at our Oklahoma and Mississippi sites, which is typical for this time of year," said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. "That same curtailment generated approximately $91,000 of energy sales revenue during the month, and the ability to monetize our power when it is most valuable to the grid is precisely the flexibility that owning our infrastructure gives us.

Rodgers concluded, "We reduced Bitcoin sales month over month while maintaining treasury holdings above 315 Bitcoin. Our focus now is on converting owned, low-cost, energized power into higher-value compute, and we look forward to updating shareholders as that work progresses."

The Company estimates that the value of its 315.1 Bitcoin holdings on July 31, 2026, was approximately $20.2 million, based on a Bitcoin price of approximately $64,000 as of July 31, 2026. This total Bitcoin value has subsequently increased as of August 19, 2026, to approximately $21.5 million based on Bitcoin price of $68,200 as of that date.

The Company periodically sells Bitcoin from its treasury to fund operations and strategic initiatives. Proceeds from Bitcoin sales are reported as cash flows from investing activities in the Company's consolidated financial statements. Subsequent to the end of the month, in August,

1Unaudited

2Includes 307 BTC held for loan facility

the Company refinanced and consolidated approximately $18 million of debt into a single facility with Arch Lending secured by Bitcoin from its treasury, which allows the Company to use its Bitcoin as collateral rather than sell holdings to service that debt.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the volatility of Bitcoin and other cryptocurrency prices, risks related to the use of Bitcoin as collateral for the Arch Facility, including the requirement to post additional collateral if the value of Bitcoin declines, our ability to satisfy the terms and conditions of the Arch Facility or to extend such loans on satisfactory terms, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, and our ability to identify and acquire additional mining sites. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233